Notice of Resignation

February 9, 2009

Ecotality, Inc.
6821 E. Thomas Road
Scottsdale, Arizona 85251

Ladies and Gentlemen:

I hereby resign from the Board of Directors of Ecotality, Inc., a Nevada corporation. effective today, February 9, 2009.

Donald Karner